UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___*)


                            Badger Paper Mills, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   056543 10 1
                  --------------------------------------------
                                 (CUSIP Number)

                                December 26, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]    Rule 13d-1(b)

          [X]    Rule 13d-1(c)

          [ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 5 Pages

--------------------------
CUSIP No. 056543 10 1
--------------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas J. Kuber
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                126,289
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           126,289
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         126,289
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
================================================================================



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                                Page 2 of 5 Pages

--------------------------
CUSIP No. 056543 10 1
--------------------------


     Item 1(a).  Name of Issuer:
     ---------   --------------

                 Badger Paper Mills, Inc.


     Item 1(b).  Address of Issuer's Principal Executive Offices:
     ----------  -----------------------------------------------

                 P.O. Box 149
                 Peshtigo, Wisconsin  54157-0149


     Item 2(a).  Name of Person Filing:
     ---------   ---------------------

                 Thomas J. Kuber


     Item 2(b).  Address of Principal Business Office or, if none, Residence:
     ----------  ------------------------------------------------------------

                 K & K Warehousing
                 701 4th Avenue
                 Menominee, Michigan  49858


     Item 2(c).  Citizenship:
     ---------   -----------

                 United States


     Item 2(d).  Title of Class of Securities:
     ---------   ----------------------------

                 Common Stock


     Item 2(e).  CUSIP Number:
     ---------   ------------

                 056543 10 1


     Item 3.     If this statement is filed pursuant to Rules 13d-1(b),
     -------     ------------------------------------------------------
                 or 13d-2(b) or (c), check whether the person filing is a:
                 --------------------------------------------------------

                 Not Applicable



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
--------------------------
CUSIP No. 056543 10 1
--------------------------


     Item 4.     Ownership (as of January 2, 2001)
     -------     ---------------------------------

                 (a)  Amount Beneficially Owned:  126,289

                 (b)  Percent of Class:  6.4%

                 (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:
                         126,289

                    (ii) shared power to vote or to direct the vote:
                         Not Applicable

                    (iii)sole power to dispose or to direct the disposition of:
                         126,289

                    (iv)shared power to dispose or to direct the disposition of:
                         Not Applicable


     Item 5.     Ownership of Five Percent or Less of a Class.
     ------      --------------------------------------------

                 If this statement is being filed to report the fact that as of the date hereof the reporting person(s) has ceased to be the beneficial owner of more than 5% of the class of securities, check the following. [ ]


     Item 6.     Ownership of More than Five Percent on Behalf of Another
     ------      --------------------------------------------------------
                 Person.
                 -------

                 Not Applicable


     Item 7.     Identification and Classification of the Subsidiary
     ------      ---------------------------------------------------
                 Which Acquired the Security Being Reported on By the Parent
                 -----------------------------------------------------------
                 Holding Company.
                 ---------------

                 Not Applicable


     Item 8.     Identification and Classification of Members of the Group.
     ------      ---------------------------------------------------------

                 Not Applicable


     Item 9.     Notice of Dissolution of Group.
     ------      ------------------------------

                 Not Applicable


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

--------------------------
CUSIP No. 056543 10 1
--------------------------


     Item 10.    Certification.
     -------     -------------

                 Not Applicable


                                    SIGNATURE


          After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  January 31, 2001



                                        /s/ Thomas J. Kuber
                                        -------------------------------
                                            Thomas J. Kuber



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